Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 3 to Form S-3 of our report dated April 10, 2012 relating to the consolidated financial statements and financial statement schedules as of and for the year ended December 31, 2011 of Gas Natural Inc. appearing in the Annual Report on Form 10-K of Gas Natural Inc. for the year ended December 31, 2011.

We also consent to the reference to us under the caption “Experts” in the Prospectus, which is a part of this Registration Statement.

/s/ ParenteBeard LLC

Reading, Pennsylvania

June 12, 2012